SEPARATION AGREEMENT AND GENERAL RELEASE

Section 1.    SEPARATION

I, John C. Rogers, understand that my employment with Peoples Bank (“Peoples” or “Company”) is terminating due to my retirement effective October 2, 2020. I am signing this Separation Agreement and General Release (“Agreement” or “General Release”) in return for the special severance benefit offered to me by Peoples, which is more than would otherwise be provided to me upon termination.

Section 2.    SEPARATION BENEFIT

I understand that in return for the promises and agreements set forth in this Separation Agreement, Peoples agrees as follows:

a.Peoples will pay me $248,250, minus required tax withholding and deductions, payable in a lump sum within twelve days after my execution of this Agreement (subject to Section 8, below);

b.Peoples will pay for the cost of my executive physical at the Cleveland Clinic in October 2020, and reimburse me for the reasonable cost of staying in a hotel the night before the physical;

c.Peoples will pay me for the unused balance of my paid time off, which will be a gross pay amount of $23,551.95 included in the pay of October 15, 2020; and

d.Peoples will not contest any application I may make for unemployment compensation benefits arising from the separation of my employment from Peoples.

I understand that (a) in no event shall any payment to me, or any part thereof, be considered earnings or compensation for any other Peoples employment purposes, including but not limited to benefits, benefit plans, and retirement plans, (b) all bonuses, payments, or other compensation owed, of any nature, are included within the payment set forth above, and (c) no payment will be made until after the expiration of the seven-day revocation period set forth in Section 8, below.

Section 3.     COMPLETE RELEASE OF LIABILITY

a. General Release. In exchange for these special severance benefits offered by Peoples, I completely release all claims I may have at this time against Peoples, its parents, subsidiaries, affiliates, insurers, administrators, benefit plans, and their successors and assigns, and their respective officers, directors, employees, and agents, in both their official and personal capacities (all of whom are collectively referred to hereafter as “Releasees”). This Release is intended to be a broad release and shall apply to any relief or benefit, no matter how denominated, including, but not limited to, claims for physical or mental injury, pain and suffering, prejudgment interest, insurance coverage, attorney fees or costs, future employment, wages, backpay, front pay, compensatory damages, or punitive damages, and all other claims, of whatever nature or kind, at law or in equity and whether known or unknown, direct or indirect, which I or any of my heirs, representatives, or assigns has, claims to have, or has ever had from the beginning of the world until the date I sign this agreement. In addition, I agree to waive the right to receive any recovery under any charge or lawsuit filed by any other person or entity.

b. Extent of Release. Some of the types of claims that I am releasing, although there may be others not listed here, are all claims existing (or which may exist) before the date of this Agreement and which are related to (1) any internal policies or procedures and/or benefit plans of Peoples; (2) any alleged tortious act, including without limitation any intentional tort, (3) any alleged breach of contract, (4) any alleged promissory estoppel, (5) any alleged fraud, misrepresentation or omission, (6) any alleged wrongful discharge, including without limitation, any alleged wrongful discharge in violation of public policy, (7) any alleged breach of fiduciary duty, (8) any alleged wrongful or retaliatory discharge, (9) any alleged entitlement to any insurance coverage or proceeds, including health insurance (except as set forth above), (10) any alleged entitlement to any pension, profit-sharing, or retirement benefits that are not already vested, (11) any claim to interest of any nature, including but not limited to any such claim under the common law or under Revised Code Section 1343.03(a), (12) any rights to any recovery or receipt of compensation or damages awarded as a result of any lawsuit or claims brought or asserted against Releasees by any third party or any governmental agency, (13) any alleged violation of any statutory or regulatory obligations, including any of the following laws: (a) the Equal Pay Act, 29 U.S.C. §201, et seq.; (b) the National Labor Relations Act and the Labor Management Relations Act, 29 U.S.C. §141 et seq.; (c) the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act and Ohio Revised Code Chapter 4112; (d) Title VII of the Civil Rights Act of 1964 including the Pregnancy Disability Act (42 U.S.C. §2000e, et seq.); (e) ERISA (the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001, et seq.); (f) COBRA; (the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. §21161, et seq.); (g) the federal WARN Act; (h) the Family and Medical Leave Act; (i) The Americans with Disabilities Act (42 U.S.C. §12101, et seq.); (j) the United States Constitution; (k) the Civil Rights Act of 1991; (l) the Civil Rights Acts of 1866 or 1871 (42 U.S.C. §§1981, 1983, 1985, et seq.); (m) retaliation under any federal, state, or local law; (n) any claims for costs or attorney fees; (o) the Ohio laws against discrimination, and any other provision of the Ohio statutes (including but not limited to wage payment, employment discrimination, and workers’ compensation), and (p) any other Federal, State, City, County or other local law, ordinance, regulation, or common law.

c. Exceptions to Release. No part of the foregoing Release of Claims shall be interpreted to mean (a) that I am prohibited from filing a charge of discrimination (although I have released the right to any monetary recovery), or from providing information or participating as a witness in an investigation undertaken by or a proceeding before the NLRB, EEOC, or a state FEP agency, or from providing information or participating as a witness in an investigation undertaken with or in a proceeding before the NLRB, EEOC, or state FEP agency, or (b) that I am required to pay Peoples’ attorney fees if I file a charge of discrimination or participate in an investigation or proceeding with the NLRB, EEOC, or a state FEP agency. The foregoing Release of claims does not affect (a) any claims by me for vested rights under any of the Company employee benefit plans, (b) any events occurring after my execution of this agreement; (c) any right the law expressly states may not be waived or released; (d) any workers’ compensation claim that has not already been filed; and (e) claims related to payment to which I am entitled under this Agreement.

d. Assignment and Consequences of a Breach. If I breach my promise in Section 3 of this General Release and file a claim or lawsuit based on what I released in this General Release, I agree to pay for all liabilities and costs incurred by Releasees, including reasonable attorneys’ fees, in defending against my lawsuit. Provided, however, that this provision shall not apply to any challenge to the validity of the ADEA waiver contained herein.

I represent and warrant that I have not assigned or otherwise transferred (by way of subrogation, operation of law, or otherwise), any right to any other person to assert any claims of any kind or character against any of the Releasees. I agree to indemnify and hold the Releasees harmless from and against any claims asserted by any other party against any of them, arising out of or in any way relating to any claims I may have had against the Releasees.

Section 4.    CONFIDENTIALITY

In consideration of this Agreement, and in addition to any obligations that may exist under the Uniform Trade Secrets Act or other statute or common law, I agree that all Confidential Information of Peoples, or any business associate of Peoples, is to remain forever strictly confidential. Accordingly, I agree that, except as authorized by Peoples in writing, I will not ever (a) divulge, disclose, or communicate any Confidential Information of Peoples or of its business associates to any person or entity, (b) use any Confidential Information of Peoples or of its business associates and for my own benefit or for the benefit of any third party, or (c) copy, reproduce, make notes of, appropriate, or take any Confidential Information of Peoples or of its business associates.

“Confidential Information” as used in and for purposes of this Agreement consists of the following: (a) all information that is considered to be a trade secret or otherwise confidential under applicable law, and (b) whether or not considered to be a trade secret by law, all information, however documented, that is related to the business and affairs of Peoples and/or its business associates, including but not limited to (1) designs, formulas, patterns, drawings, or sketches; (2) trade, design, production, technical and/or product data; (3) programs, devices, methods, processes, ideas, or techniques; (4) computer programs, listings, files, or software (including source and object codes); (5) business associate identities or lists, business history or characteristics, and information of any kind about any current or prospective business associates; (6) projects contemplated or services rendered by Peoples for any persons; (7) real estate identities, lists, pricing, and any information relating to Peoples’ real estate ventures and planning; (8) pricing policies, business plans, strategies, marketing information; (9) records or documents that are either internal to Peoples or pertaining to any business associate of Peoples; (10) data or information concerning Peoples’ operations, finances, practices, policies, contracts, strategies, plans, internal plans or practices, business plans, methods of operation, developments, techniques, improvements, or ideas; (11) information about the salary, compensation, and/or benefits provided by Peoples to employees or contractors; and (12) any other information known to Peoples personnel to be considered confidential. Although some of this information immediately above referenced may fall within the public domain, all of the above information, for purposes of this Agreement, shall be considered Confidential Information whether or not it has been reduced to writing, and whether or not it is information that might also be in the possession of some third party. For purposes of this Section, the term “business associate” shall mean federal, state and local governments, consultants, contractors, service providers, professional firms, customers, and affiliates, and any other persons or entities involved with Peoples sales or operations and/or parties to agreements with Peoples.

I further agree that I will continue to also be bound by the post-employment confidentiality and non-solicitation obligations contained in the Restricted Stock Award Agreements I have executed with Peoples having grant dates of December 1, 2015, February 13, 2017, February 2, 2018, February 5, 2019, and February 10, 2020.

Notice: I understand, in accordance with the Defend Trade Secrets Act of 2016, that I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. I further understand that if I file a lawsuit for retaliation by an employer for reporting a suspected violation of law, I may disclose the employer’s trade secrets to my attorney and use the trade secret information in the court proceeding if the attorney: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

I understand that nothing contained in this Agreement, specifically including Section 4, above, limits my ability to file a charge or complaint with the EEOC, State or local FEP agency, the NLRB, OSHA, or the Securities and Exchange Commission (“Government Agencies”). I further understand that this Agreement does not limit my ability to communicate with such Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by that Government Agency, including providing documents or other information. (This Agreement does not limit my right to receive a bounty or whistleblower award for information provided to the SEC.)

Section 5.    RETURN OF INFORMATION AND PROPERTY

I agree that I will promptly return to Peoples all Peoples information and property, including all reports, maps, files, memoranda, and records; credit cards, cardkey passes; door and file keys; computer access codes; software; and other physical or personal property which I received or prepared or helped prepare in connection with my employment. I hereby represent that I have not retained and will not retain any copies, duplicates, reproductions, or excerpts thereof.

Section 6.    ADVICE TO CONSULT WITH ATTORNEY

I understand that I am advised to consult with an attorney before signing this General Release, if I so choose.

Section 7.    ADDITIONAL INFORMATION, PERIOD FOR REVIEW, AND DURATION OF OFFER

I understand and agree that I have been given a forty-five (45) day period to review and consider this General Release. I understand that I may use as much or as little of this period of time as I wish to prior to reaching a decision regarding the signing of this General Release. I understand that if I do not sign, date, and return this General Release within forty-five (45) days of receiving it, Peoples may decline to offer or pay the special severance payment.

Section 8.    EFFECTIVE DATE AND MY RIGHT TO REVOKE GENERAL RELEASE

I understand that this General Release may be revoked by me at any time within seven (7) calendar days after the date I sign it. To be effective, the revocation must be in writing and delivered to Tonya Steele, Senior Vice President – Chief Human Resources Officer, Peoples Bank, 138 Putnam Street, Marietta, Ohio 45750, either by hand or mail within a seven (7) day period following my execution of this General Release. If delivered by mail, the rescission must be: (a) postmarked within the seven (7) day period; (b) properly addressed as noted above; and (c) sent by Certified Mail, Return Receipt Requested.

I understand that this General Release and my acceptance of it shall not become effective or enforceable until the seven (7) day revocation period has expired, and that no payments or other consideration will be provided to me until after the expiration of the revocation period.

Section 9.    ADDITIONAL TERMS

a.Governing Law. It is agreed that this General Release shall be interpreted in accordance with the laws of the State of Ohio.

b.Partial Invalidity of The General Release. I agree that if any term or provision of this General Release is determined by a court or other appropriate authority to be invalid, void, or unenforceable for any reason, the remainder of the terms and provisions of this General Release shall remain in full force and effect and shall in no way be affected, impaired or invalidated. For example, I understand that if the release and waiver is invalidated for age discrimination purposes, or any reason, the release and waiver shall remain valid and effective as to all other claims.

c.Non-Admission. Neither the terms nor the fact of this Agreement shall be deemed or construed as an admission by the Company of any wrongful acts whatsoever, it being expressly understood that all such claims are in all respects denied by the Company.

d.Representations. I agree, affirm, and represent that (1) I have not filed, caused to be filed, and presently am not a party to any claims against Peoples, (2) I have no known workplace injuries or occupational diseases, (3) I have not divulged any proprietary or confidential information of Peoples, and will continue to maintain the confidentiality of such information, (4) I have been paid and/or received all compensation, commissions, overtime pay, wages, bonuses, profit-sharing, PTO and vacation, benefits and other compensation to which I was entitled during my employment, (5) I have been granted any leaves of absence to which I was entitled, under the federal FMLA and disability laws, and in compliance with Peoples’ policies, (6) I am not aware of any facts or conduct to suggest that the Company (or its employees or agents) has engaged in any improper or fraudulent conduct with respect to the U.S. government or any other government agency, and (7) to my knowledge I have not engaged in, and am not aware of, any unlawful conduct related to the Company’s business activities.

I further acknowledge that I have been advised and represented by counsel concerning and before executing this Agreement, that I have carefully read and fully understand all of the provisions of this Agreement, and that the execution of the Agreement is my voluntary and knowing act.

e.Employment. I understand that my employment with the Company terminated on October 2, 2020. I hereby waive any and all rights to rehire or reinstatement with the Company, agree not to apply for rehire or reinstatement, and agree that the Company shall have no responsibility or obligation in the future to employ me or engage me in any capacity.

f.Difference of Facts. It is understood by the parties that the facts upon which this Agreement is made, may hereafter prove to be other than or different from the facts now known by them or believed by them to be true. Each of the parties hereto expressly accepts and assumes the risks of the facts proving to be so different, and each of the parties hereto agrees that all of the terms of this Agreement shall be in all respects effective and not subject to termination or rescission because of any such difference of facts.

g.General Terms. I represent and affirm that no promise or agreement, or representation of any kind, has been made to me to induce me to sign this Agreement, other than as expressly stated in this written Agreement. I agree and acknowledge that this Agreement shall not be interpreted to render me a prevailing party for any purpose, and that I fully understand the meaning and intent of this Agreement, including but not limited to its final and binding effect. This Agreement is to be construed according to its fair meaning, and not strictly for or against any of the parties.
h.Complete Agreement. With the exception of the post-employment confidentiality and non-solicitation obligations contained within the Restricted Stock Award Agreements referenced in Section 4 of this Agreement, which obligations remain in full force and effect and are incorporated by reference herein, this Agreement constitutes the entire agreement between me and Peoples with respect to the subject matter contain herein. There are no other agreements, oral or written, express or implied, relating to any matters covered by this Agreement, whether or not within the knowledge or contemplation of either of the parties at the time of execution of this Agreement.

i.Nondisparagement. I agree to not publicly criticize Peoples, its directors, officers and/or employees; and I agree not to speak of, or write, or publish about Peoples, its directors, officers and/or employees in any unflattering way (other than truthful testimony given under oath with respect to a legal proceeding). Peoples agrees to cause the Designated Officers to not publicly criticize me and to not speak of, or write, or publish about me in any unflattering way (other than truthful testimony given under oath with respect to a legal proceeding) for so long as the Designated Officers are employed by Peoples. The term “Designated Officers” means Kathryn Bailey, Matthew Edgell, Jason Eakle, Tonya Steele, and Charles Sulerzyski.

IMPORTANT NOTICE

I acknowledge that:

• I have read this General Release and I understand fully its final and binding effect;

• The only promises made to me to sign this General Release are those stated herein;

• I am signing this General Release voluntarily; and

• I have no other claim or expectation of any additional pay or benefits incident to my Employment.

NOTICE -- PLEASE READ CAREFULLY BEFORE SIGNING

THIS SETTLEMENT AGREEMENT AND RELEASE IS A LEGALLY BINDING DOCUMENT WITH IMPORTANT LEGAL CONSEQUENCES, INCLUDING A RELEASE OF ALL CLAIMS, KNOWN AND UNKNOWN. YOU HAVE THE RIGHT TO REVOKE THIS AGREEMENT WITHIN SEVEN (7) CALENDAR DAYS AFTER SIGNING IT, BY DELIVERING WRITTEN NOTICE OF REVOCATION TO TONYA STEELE, Senior Vice President – CHIEF Human Resources OFFICER, Peoples Bank, 138 Putnam Street, Marietta, Ohio 45750. IT IS RECOMMENDED THAT YOU CONSULT YOUR OWN ATTORNEY BEFORE SIGNING THIS DOCUMENT. BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE READ, FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ALL OF THE PROVISIONS CONTAINED IN THIS SEPARATION AGREEMENT AND VOLUNTARILY AGREE TO ALL OF THE PROVISIONS CONTAINED IN THIS SEPARATION AGREEMENT AND RELEASE.

YOU UNDERSTAND THAT, BY SIGNING THIS RELEASE AND ACCEPTING THE CONSIDERATION DESCRIBED IN THIS AGREEMENT, YOU ARE FOREVER GIVING UP THE RIGHT TO SUE RELEASEES AND ANYONE ASSOCIATED WITH THEM, FOR ANY CLAIMS, OF ANY TYPE, THAT YOU MIGHT HAVE AGAINST ANY OF THEM, BASED ON ANY EVENTS THAT HAVE OCCURRED UP TO AND INCLUDING THE MOMENT YOU SIGN THIS AGREEMENT.

Peoples Bank
JOHN C. ROGERS	By: s/s TONYA STEELE
Employee Name (Print):
Title: SVP CHRO
/s/ JOHN C. ROGERS
Employee’s Signature:

October 5, 2020
Date of Signature: